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                       December 14, 2022

       Tarek Tabsh
       Chief Executive Officer
       Relativity Acquisition Corp.
       3753 Howard Hughes Pkwy, Suite 200
       Las Vegas, NV 89169

                                                        Re: Relativity
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41283

       Dear Tarek Tabsh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction